Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Consolidated Communications Holdings, Inc.

Condor Holdings LLC

Condor Merger Sub Inc.

Searchlight III CVL, L.P.

Searchlight III CVL GP, LLC

(Exact Name of Registrant and Name of Persons Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$564,771,200.00 (ii)(iii)	0.00014760	$83,360.23
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$564,771,200.00
Total Fees Due for Filing			$83,360.23
Total Fees Previously Paid			$0.00
Total Fee Offsets			$83,360.23
Net Fee Due			$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	000-51446	November 20, 2023		$83,360.23
Fee Offset Sources	Consolidated Communications Holdings, Inc.	PREM 14A	000-51446		November 20, 2023		$83,360.23

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated October 15, 2023, by and among Consolidated Communication Holdings, Inc. (the “Company”), Condor Holdings LLC (the “Parent”) and Condor Merger Sub, Inc. (“Merger Sub”).

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.01 per share, of the Company (the “Company common stock”).

(ii)	Aggregate number of securities to which the transaction applies: As of the close of business on November 16, 2023, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 120,164,085, which consists of the following securities that are entitled to receive the per share merger consideration of $4.70:

a.	113,081,486 issued and outstanding shares of Company common stock;

b.	1,663,766 additional shares of Company common stock reserved and available for future issuance pursuant to performance share awards if all applicable performance goals are achieved at the maximum level;

c.	3,406,499 shares of Company common stock underlying restricted share awards; and

d.	2,012,334 shares of Company common stock underlying performance share awards.

(iii)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, as of the close of business on November 16, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 113,081,486 shares of Company common stock entitled to receive the per share merger consideration of $4.70 (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of taxes required by applicable law, multiplied by the Merger Consideration of $4.70;

b.	the product of 1,663,766 additional shares of Company common stock reserved and available for future issuance pursuant to performance share awards if all applicable performance goals are achieved at the maximum level multiplied by the Merger Consideration of $4.70;

c.	the product of 3,406,499 shares of Company common stock underlying restricted share awards, multiplied by the Merger Consideration of $4.70; and

d.	the product of 2,012,334 shares of Company common stock underlying performance share awards multiplied by the Merger Consideration of $4.70;

(such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.

(iv)	The Company previously paid $83,360.23 upon the filing of its Preliminary Proxy Statement on Schedule 14A on November 20, 2023 in connection with the transaction reported hereby.